Exhibit 10.59

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, dated as of June 1, 2005 (this “Agreement”), is by and between HEXION SPECIALTY CHEMICALS, INC., a New Jersey corporation (formerly Borden Chemical, Inc. and referred to as the “Company”), and MARVIN O. SCHLANGER (“Executive”).

WHEREAS, Executive and Resolution Performance Products LLC, a Delaware limited liability company (“RPP”), previously had entered into that certain Employment Agreement, dated as of November 14, 2000 (including all amendments thereto, the “Prior Employment Agreement”), pursuant to which Executive was employed by RPP.

WHEREAS, RPP, Resolution Specialty Materials Holdings LLC, a Delaware limited liability company (“RSM Holdings”), BHI Acquisition Corp., a Delaware corporation, BHI Merger Sub One, Inc., a Delaware corporation, BHI Merger Sub Two Inc., a Delaware corporation, and the Company are parties to that certain Transaction Agreement dated as of April 22, 2005 (the “Transaction Agreement”).

WHEREAS, the Company desires to provide for the continued services of Executive effective upon and following the “Closing” (as such term is defined in the Transaction Agreement) of the transactions contemplated by the Transaction Agreement (the “Effective Time”), and provide Executive with the compensation and other benefits provided in this Agreement.

WHEREAS, Executive is willing to enter into this Agreement on the terms and conditions hereinafter set forth.

WHEREAS, Executive’s employment with RPP will terminate concurrently with the Effective Time and this Agreement will supersede the Prior Employment Agreement in its entirety as of that time.

WHEREAS, this Agreement shall govern the employment relationship between the parties from and after the Effective Time and supersedes and negates all previous agreements made between the parties, whether written or oral, relating to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Company and Executive hereby agree as follows:

1. EMPLOYMENT.

a. Upon the Effective Time, the Prior Employment Agreement shall terminate and shall be of no further force or effect. Executive shall have no further rights pursuant to the Prior Employment Agreement. RPP and its successors and assigns are third party beneficiaries of this Section 1.a.

b. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as the Vice Chairman of the Company’s Board of Directors (the “Board”), subject to re-election by the Board. Executive hereby accepts employment as such and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. As the Vice Chairman of the Board, Executive shall report to the Chief Executive Officer of the Company and perform such duties as directed by the Chief Executive Officer or the Board.

2. TERM OF EMPLOYMENT.

a. This Agreement and the term of employment shall commence and be effective from and after the Effective Time and, subject to the terms hereof, shall terminate on December 31, 2005 (the “Expiration Date”).

b. The parties acknowledge that concurrently with entering this Agreement, Executive and the Company are executing a Consulting Agreement (the “Consulting Agreement”), pursuant to which Executive agrees to provide consulting services to the Company, subject to the terms and provisions of the Consulting Agreement, for a period beginning on January 1, 2006 and continuing through December 31, 2008.

3. COMPENSATION AND BENEFITS.

a. Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the annual rate of Four Hundred Thousand Dollars ($400,000) (less applicable deductions and withholdings). The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company and shall be subject to increase as determined in its sole discretion by the compensation committee of the Board of Directors of the Company (the “Compensation Committee”).

b. Bonus. In addition to the Base Salary, Executive shall be entitled to (i) continue to receive a quarterly bonus of $62,500 paid on each of July 1, 2005 and October 1, 2005, provided in each case that Executive is employed by the Company on the applicable payment date, and (ii) receive a cash bonus (the “Bonus”) with respect to the 2005 fiscal year, provided that Executive is employed by the Company on the last day of such fiscal year. The Bonus shall be based on the Company’s achievement of certain operating and/or financial goals to be established by the Compensation Committee, with an annual target bonus amount equal to 75% of Executive’s then current Base Salary. The Company shall pay Executive a good faith estimate of the Bonus on or before December 31, 2005.

c. Benefits. During the term of employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (including without limitation the Company’s 401(k) plan), in accordance with the terms that the Company makes available to its executive officers, provided that for purposes of retirement or post-retirement programs of the Company that impose a vesting requirement, the Executive shall be deemed fully vested in such benefits as of the Effective Date.

d. Office. The Company shall maintain for Executive’s use an office and small staff in Philadelphia, Pennsylvania. The scale of such office and staff shall be subject to the Company’s budget limitations and as approved by the Board.

e. RSM Holdings Board Fees. Executive shall not be entitled to receive any additional fees (other than the compensation set forth in this Section 3) for any service on RSM Holdings’ Board of Directors.

4. TERMINATION OF EMPLOYMENT.

a. Termination Rights. Notwithstanding the foregoing provisions of this Agreement, the Company (at its sole discretion) shall have the right to terminate this Agreement and Executive’s employment at any time, for any reason or no reason, immediately upon written notice to Executive, and Executive may terminate his employment at any time immediately upon written notice to the Company.

b. Definitions.

(i) “Affiliate” of the Company shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. The term “Affiliate” shall not include at any time any portfolio companies of Apollo Management IV, L.P. or its Affiliates.

(ii) “Cause” shall mean termination by the Company of Executive’s employment (a) based on a determination that Executive has engaged in conduct constituting willful misconduct or gross negligence, or breach of a fiduciary duty; (b) based on a determination that Executive has failed to perform the duties required by such Executive’s employment if Executive has received notice of such failure and has not cured such failure within 10 days of receiving such notice; (c) because Executive has breached or violated any of the provisions of the Company’s employee handbook or other policies in effect from time to time that by their express terms may result in termination of employment; (d) because Executive has been convicted of a felony, has engaged in any act involving the misuse or misappropriation of money or other property of the Company, has defrauded the Company, any Affiliate of the Company or any customer of the company, or because of habitual intoxication while performing his job duties, or drug addiction; or (e) because Executive has knowingly failed to take action consistent with or has taken an action inconsistent with a directive of the Board.

(iii) “Disability” shall mean that Executive has been unable, for 180 consecutive days, or for periods aggregating 180 business days in any period of twelve months, to perform Executive’s duties under this Agreement, as a result of physical or mental impairment, illness or injury, as determined by a medical doctor jointly selected by the Company and Executive. A termination of Executive’s employment by either party for Disability shall be communicated to the other party by written notice, and shall be effective on the 30th day after receipt of such notice by the other party (the “Disability Effective Date”), unless Executive returns to full-time performance of Executive’s duties before the Disability Effective Date.

(iv) “Good Reason” shall mean the occurrence of any of the following events without Executive’s express prior written consent and which event shall not have been cured within a reasonable period after notice from Executive: (A) the assignment to Executive by the Company of duties or authorities materially inconsistent with Executive’s duties or authorities as set forth in Section 1 hereof, or any material reduction by the Company of Executive’s duties, except in connection with the termination of Executive’s employment for any other reason; (B) a reduction by the Company in Executive’s Base Salary or Bonus (other than due to the failure to meet applicable performance objectives); or (C) any material breach by the Company of any material provision of this Agreement after a written notice of such breach shall have been delivered to the Company and, if such breach can be cured, such breach shall not have been cured prior to the tenth day after delivery of such notice. Notwithstanding any other provision in this Agreement, no event, act or omission that occurred on or prior to the Effective Time shall constitute Good Reason.

(v) “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(vi) “Termination Payments” shall mean earned but unpaid amounts as of the date of any termination under this Agreement and any other applicable benefit plans or programs.

c. Termination other than for Cause or Termination for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or Executive terminates his employment for Good Reason, in each case prior to the Expiration Date, Executive shall be entitled to receive (i) within a reasonable time after the date of termination, the Termination Payments and any Bonus for the 2005 fiscal year payable if and at such time and level as is generally paid by the Company, and (ii) in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, payable in accordance with the Company’s customary payroll practices for a period of twelve (12) months following the date of termination, an amount equal to Executive’s Base Salary at its then current annual rate.

d. Voluntary Termination by Executive; Discharge for other reasons. If Executive’s employment is terminated by the Company for any reason other than a termination without Cause (including but not limited to due to Executive’s death or Disability), or by Executive other than for Good Reason, in each case prior to the Expiration Date, Executive shall be entitled to receive, within a reasonable time after the date of termination, the Termination Payments.

e. DEFRA.

(i) Notwithstanding anything in this Agreement or any other agreement between Executive and the Company to the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 (“DEFRA”), and Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “excess parachute payments” (as defined in the Code) shall be applicable to any payment or benefit received or to be received by Executive, then the total amount of payments or benefits payable to Executive shall be reduced by the least amount necessary such that the provisions of DEFRA and Section 280G of the Code relating to “excess parachute payments” shall no longer be applicable. Should such a reduction be required, Executive shall determine, in the exercise of his sole discretion, which payment or benefit to reduce or eliminate. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to “excess parachute payments” shall no longer be applicable.

(ii) Due to the complexity in the application of Section 280G of the Code, it is possible that payments made or benefits received hereunder should not have been made under clause (e)(i) above (an “Overpayment”). If it is determined by the Company’s outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, then Executive shall promptly pay to the Company the amount of such Overpayment together with interest thereon (at the same rate as is applied to determine the present value of payments under Section 280G or any successor thereto) from the date the reimbursable payment was received by Executive to the date the same is repaid to the Company.

5. NOTICES. All notices or communications hereunder shall be in writing, addressed, in the case of Executive, to the address set forth on the signature pages hereto, and to the Company, as follows:

Hexion Specialty Chemicals, Inc.

180 East Broad Street

Columbus, Ohio 43215

Attention: Chief Executive Officer

[Telecopy:      (        )         -

Telephone:     (        )         -        ]

with a copy to:

O’Melveny & Myers LLP

Times Square Towers

7 Times Square

New York, New York 10036

Attention: Adam K. Weinstein, Esq.

Telecopy:       (212) 326-2061

Telephone:     (212) 408-2491

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

6. SEPARABILITY; ARBITRATION. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 9 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive’s benefits or any payments hereunder, shall be submitted to arbitration in New York, New York in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators’ award in any court having jurisdiction.

7. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive except by will or by operation of the laws of intestate succession.

8. AMENDMENT. This Agreement may only be amended by written agreement of the parties hereto.

9. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; NON-COMPETITION.

a. Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

b. For purposes of this Section, “Confidential Information” shall mean non-public information concerning the Company’s and its Affiliates’ financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company and its Affiliates that is not otherwise available to the public.

c. For the period commencing on the date hereof and ending on (x) the last day on which Executive receives any payment from the Company or any of its Affiliates, with respect to a termination by the Company other than for Cause or a termination by Executive for Good Reason, or (y) the one year anniversary of the last day on which Executive receives any payment from the Company or any of its Affiliates, with respect to all other terminations, without the prior written consent of the Company, Executive shall not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, director, stockholder, partner, member, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in any business within the chemicals industry, including, without limitation, any business that is in competition with the business of the Company and/or its Affiliates, or (ii) solicit or hire any employees of the Company and/or its Affiliates. For purposes hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the rendering of any good or service significantly purchased, sold, dealt in or rendered by the Company and/or its Affiliates. As used in the preceding sentence, the term “significantly” shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this Section 9(c) shall be construed so as to preclude Executive from serving on each board of directors of the Companies listed on Exhibit A or investing in any publicly held company provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

d. Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this Section by Executive.

10. GOVERNING LAW. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of New York, without reference to rules relating to conflict of laws.

11. WITHHOLDING. The Company shall be entitled to withhold from any payment hereunder or under any other agreement between the Company and Executive any amount required by law to be withheld.

12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

13. ENTIRE AGREEMENT. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supercedes any prior employment agreements.

14. SURVIVAL OF CERTAIN PROVISIONS. Notwithstanding anything else contained herein to the contrary, the provisions of Sections 5 through 13, and this Section 14, shall survive any purported termination of Executive’s employment and any purported termination or expiration of this Agreement.

[Signatures follow on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ Craig O. Morrison
Name:	Craig O. Morrison
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Marvin O. Schlanger
Name:	Marvin O. Schlanger

Address:
15 Southwood Dr. Cherry Hill, New Jersey 08003

EXHIBIT A

UGI Corporation

UGI Utilities